Exhibit 99.2

2600 Citadel Plaza Drive

P.O. Box 924133

Houston, Texas 77292-4133

NEWS RELEASE

Information: Michelle Wiggs, Phone: (713) 866-6050

WEINGARTEN REALTY

ANNOUNCES CORRECTION TO ITS FOURTH QUARTER 2020 EARNINGS RELEASE DATED FEBRUARY 22, 2021

HOUSTON, February 23, 2021 (BUSINESS WIRE) -- Weingarten Realty (NYSE: WRI) announced today corrections to rental growth information presented in its February 22, 2021 press release.  Below is the corrected information.

For the period ending December 31, 2020:

	Q4 2020	YTD 2020
Rental Rate Growth - Total:	4.2%	7.1%
New Leases	5.0%	9.2%
Renewals	3.8%	6.6%

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer.  At December 31, 2020, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 159 properties which are located in 15 states spanning the country from coast to coast. These properties represent approximately 30.2 million square feet of which our interests in these properties aggregated approximately 20.7 million square feet of leasable area. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties.  The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements.  These risks and uncertainties include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact, as well as those discussed in the Company’s regulatory filings with the Securities and Exchange Commission, which include other information or factors that may impact the Company’s performance.

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, volume and pricing of properties held for disposition, volume and pricing of acquisitions, expenses (including salaries and employee costs), insurance costs and numerous other factors.  Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the ranges indicated.  The above ranges represents management’s estimate of results based upon these assumptions as of the date of this press release.  Accordingly, there is no assurance that our projections will be realized.